EXHIBITS

EXHIBIT 4.1.

ENGLISH SUMMARY OF THE TRANSFER OF ASSETS, LIABILITIES AND CONTRACTS OF SUFINANCIAMENTO S.A. COMPAÑÍA DE FINANCIAMIENTO TO BANCOLOMBIA S.A.

1. SALE -PURPOSE:

Transfer of 25% of the assets, liabilities and contracts of Sufinanciamiento S.A. Compañía de Financiamiento (“Sufinanciamiento”) to its parent company, Bancolombia S.A. (“Bancolombia”).

Pursuant to this transaction, Bancolombia will hold the trademark to Sufinanciamiento, which will hereafter be used to identify the automobile finance division of Bancolombia.

2. PARTIES:

ASSIGNOR; Sufinanciamiento S.A. Compañía de Financiamiento

ASSIGNEE; Bancolombia S.A.

3. PRICE:

Pursuant to this transaction, Sufinanciamiento assigned to Bancolombia assets and contracts totaling COP 1,208,019 million and Bancolombia assumed liabilities of Sufinanciamiento totaling COP 1,192,809 million. The difference, amounting to COP 15,210 million was paid by Bancolombia.

4. CONDITIONS TO THE TRANSACTION

(i)	Authorization of the Board of Directors of Bancolombia to the acquisition of more than 25% of the assets, liabilities and contracts of Sufinanciamiento.

(ii)
Authorization of the Superintendency of Finance to the transfer by Sufinanciamiento of more than 25% of its assets, liabilities and contracts different from those generated by its alliance with Almacenes Exito in its credit card business  to its parent company, Bancolombia.

EXHIBIT 4.1.

ENGLISH SUMMARY OF THE SHARE PURCHASE AGREEMENT AMONG LEASING BANCOLOMBIA, BANCA DE INVERSIÓN BANCOLOMBIA, INVERSIONES CFNS, FUNDACIÓN BANCOLOMBIA Y FACTORING BANCOLOMBIA S.A.,AND MITSUBISHI INTERNATIONAL CORPORATION, AND MITSUBISHI CORPORATION (the “AGREEMENT”).

1. SALE -PURPOSE:

The Sellers hereby sell, transfer and agree to deliver to the Purchaser and the Purchaser hereby purchases and acquires from the Sellers the shares.

MITSUBISHI INTERNATIONAL CORPORATION: 662,219 shares

MITSUBISHI CORPORATION: 3,773,892 shares

2. PARTIES:

PURCHASER: LEASING BANCOLOMBIA

SELLERS: MITSUBISHI INTERNATIONAL CORPORATION AND MITSUBISHI CORPORATIONS

3. PRICE:

The price agreed upon was COP$38,402,388,662.50 for the shares of MITSUBISHI CORPORATION and COP$6,738,611,337.50 for the shares of MITSUBISHI INTERNATIONAL CORPORATION.

4. CONDITIONS TO THE TRANSACTION

REPRESENTATIONS AND WARRANTIES OF LEASING BANCOLOMBIA

(i)	The Purchaser is duly incorporated and validly existing under the laws of Colombia.

(ii)	The Purchaser has obtained all necessary internal corporate and other internal consents and approvals and has full power to enter into and perform its obligations.

(iii)
The execution by the Purchaser will have been duly authorized and will not conflict with any contract or other agreement or instrument to which the Purchaser is a party and the same will be a valid and binding agreement enforceable against the Purchaser in accordance with its terms.

(iv)
The Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s or any other person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

(v)
The Purchaser represents and warrants that the funds that it will deliver to Sellers for the payment do not originate in activities that would violate any applicable law or regulation of any applicable jurisdiction, and that it has not been and shall not become involved in transactions related to such activities or with individuals involved in such activities.

(vi)	The execution by the Purchaser shall not conflict with any regulation or laws including, but not limited to, antitrust law and banking regulations applicable in Colombia.

REPRESENTATIONS AND WARRANTIES OF MITSUBISHI INTERNATIONAL CORPORATION AND MITSUBISHI CORPORATION

(i)	The Sellers are duly incorporated and validly existing under the laws of their respective countries.

(ii)
The Sellers have obtained all necessary internal corporate and other internal consents and approvals in relation to the performance of the Agreement and have full power to enter into and perform their obligations.

(iii)
The Sellers are the legal, record and beneficial owners of the shares and the shares are free and clear of any liens, charges or other encumbrances and when the shares are transferred to the Purchaser, the Purchaser will acquire the title.

ADDITIONAL COVENANTS OF THE PARTIES

The Purchaser shall duly and timely cause that all filings pertaining to the transactions contemplated are timely performed before the Colombian Central Bank.. The Sellers shall file the cancellation of their foreign investment before the Colombian Central Bank. The Purchaser shall, and shall cause the Company to, deliver to the Sellers all the information and/or collaboration that may be reasonably necessary for such cancellation to be accomplished.

The Purchaser and the Sellers acknowledge and agree that under the Colombian Company Law, particularly the articles 374 and 457 of the Commercial Code, the current incorporation vehicle of the Company (“Sociedad Anónima” in Spanish) demands the existence of a minimum of five stockholders and that the Purchaser shall be liable and responsible for the compliance with such rules.

The Purchaser may assign all or a part of its right to acquire the shares from the Sellers to any company of Bancolombia without the Sellers’ consent on the condition that (i) the Purchaser shall notify the Sellers of such assignment and any of the obligations of the Purchaser under the purchase agreement shall be borne by the Purchaser.

At its own cost, risk and sole responsibility the Purchaser shall cause, duly and properly, the fulfillment of any filing or notice that may be needed before the Financial Superintendence, particularly as pursuant the notice to the National Registry of Securities and Issuers (“Registro Nacional de Valores y Emisores” in Spanish), of any relevant information required.